UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):             February 14, 2005

Abgenix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-24207	94-3248826
(Commission File Number)	(IRS Employer Identification No.)

6701 Kaiser Drive, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

510-284-6500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03               Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to a joint development and commercialization agreement between Abgenix, Inc. (the “Company”) and Immunex Corporation, a wholly-owned subsidiary of Amgen Inc. (collectively, “Amgen”), for the co-development of panitumumab, a fully human antibody created by the Company, Amgen is required to make available up to $60.0 million in advances that the Company may use to fund a portion of its share of development and commercialization costs for panitumumab.  On February 14, 2005, the Company drew $14.2 million in advances pursuant to this credit facility in connection with the development activities of Amgen and the Company in the fourth quarter of 2004.

The Company may use the $60.0 million in advances made available by Amgen to fund a portion of its share of development and commercialization costs for panitumumab after the Company contributed $20.0 million toward development costs in 2004.  The Company contributed in excess of $20.0 million in 2004.  Interest accrues on advances at 12% per annum compounded annually.  The amount of any such advances, plus interest, may be repaid out of profits resulting from future product sales; however, the Company is not obligated to repay any portion of the outstanding balance if panitumumab does not reach commercialization.

As of February 14, 2005, including the $14.2 million in advances in connection with fourth quarter of 2004, the Company has a carrying balance of $34.6 million under this facility consisting of $34.1 million in advances and $517,000 of interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABGENIX, INC.

Dated: February 18, 2005	By:	/s/ H. Ward Wolff
H. Ward Wolff
Chief Financial Officer and Senior Vice President, Finance